Exhibit 99.1

Abbott Reports Strong Third Quarter Results; Confirms Double-Digit Ongoing Earnings Outlook for 2010

– Third Quarter Ongoing EPS Growth of 14.1 Percent –
– Worldwide Sales Increased 11.8 Percent –
– Company Expands Emerging Markets Presence and Late-Stage Pipeline –

ABBOTT PARK, Ill., Oct. 20, 2010 — Abbott today announced financial results for the third quarter
Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502	ended Sept. 30, 2010.

•      Diluted earnings per share, excluding specified items, were $1.05, reflecting 14.1 percent growth, at the high end of Abbott’s previously issued guidance range of $1.03 to $1.05. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.57, primarily reflecting costs associated with recently announced restructuring actions for the integration of the Solvay Pharmaceuticals acquisition.

•      Worldwide sales increased 11.8 percent to $8.7 billion, including an unfavorable 1.0 percent effect of foreign exchange rates. Growth in the quarter was driven by worldwide pharmaceutical sales, which increased 21.7 percent, including the contribution from the Solvay acquisition, as well as worldwide vascular products sales, which increased 18.6 percent.

• Third quarter results included strong investment spending, particularly in R&D, as well as an improvement in adjusted gross margin ratio to 61.6 percent.

•      Abbott is confirming its 2010 ongoing earnings-per-share guidance and raising the lower end of its previous guidance range. As a result, Abbott’s ongoing earnings-per-share guidance for full-year 2010 is now $4.16 to $4.18, excluding specified items.

“Abbott delivered strong performance in the quarter as we confirmed our double-digit growth outlook for the full year,” said Miles D. White, chairman and chief executive officer, Abbott. “During the quarter, we announced an agreement to expand our pharmaceutical pipeline with an attractive late-stage asset for the treatment of chronic kidney disease, which follows the addition of several novel compounds earlier this year. In addition, we completed the acquisition of Piramal’s Healthcare Solutions business and finalized the integration planning for the Solvay Pharmaceuticals acquisition. The strategic actions we’ve taken across our global businesses position us well in high-growth emerging markets as well as promising new therapeutic areas.”

The following is a summary of third-quarter 2010 sales.

Quarter Ended 9/30/10		% Change vs. 3Q09
(dollars in millions)	Sales	Reported		Foreign Exchange	Operational

Total Sales	$8,675	11.8		(1.0)	12.8

Total International Sales	$4,813	16.2		(2.0)	18.2

Total U.S. Sales	$3,862	6.6		—	6.6

Worldwide Pharmaceutical Sales	$4,937	21.7	(a)	(1.6)	23.3

International Pharmaceuticals	$2,674	29.7	(a)	(3.2)	32.9

U.S. Pharmaceuticals	$2,263	13.5	(a)	—	13.5

Worldwide Nutritional Sales	$1,365	(1.5	)(b)	0.8	(2.3)

International Nutritionals	$739	1.9		1.5	0.4

U.S. Nutritionals	$626	(5.3	)(b)	—	(5.3)

Worldwide Diagnostics Sales	$916	0.8		(1.4)	2.2

International Diagnostics	$664	(1.7)		(1.9)	0.2

U.S. Diagnostics	$252	8.2		—	8.2

Worldwide Vascular Sales	$790	18.6		(0.9)	19.5

International Vascular	$378	39.7		(2.3)	42.0

U.S. Vascular	$412	4.2		—	4.2

Other Sales	$667	(10.6)		(1.0)	(9.6)

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Includes impact from the acquisition of Solvay Pharmaceuticals, which closed on Feb. 15, 2010.

(b) Includes impact from a nutritional product recall announced in September 2010.

The following is a summary of nine months ended September 2010 sales.

Nine Months Ended 9/30/10		% Change vs. 9M09
(dollars in millions)	Sales	Reported		Foreign Exchange	Operational

Total Sales	$25,199	14.7		1.8	12.9

Total International Sales	$14,293	21.2		3.4	17.8

Total U.S. Sales	$10,906	7.1		—	7.1

Worldwide Pharmaceutical Sales	$13,955	19.9	(a)	1.8	18.1

International Pharmaceuticals	$7,866	27.6	(a)	3.3	24.3

U.S. Pharmaceuticals	$6,089	11.2	(a)	—	11.2

Worldwide Nutritional Sales	$4,099	6.4	(b)	2.0	4.4

International Nutritionals	$2,152	12.4		4.1	8.3

U.S. Nutritionals	$1,947	0.6	(b)	—	0.6

Worldwide Diagnostics Sales	$2,779	6.8		2.4	4.4

International Diagnostics	$2,045	6.9		3.3	3.6

U.S. Diagnostics	$734	6.3		—	6.3

Worldwide Vascular Sales	$2,372	20.5		1.5	19.0

International Vascular	$1,110	41.6		3.8	37.8

U.S. Vascular	$1,262	6.5		—	6.5

Other Sales	$1,994	4.1		1.1	3.0

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Includes impact from the acquisition of Solvay Pharmaceuticals, which closed on Feb. 15, 2010.

(b) Includes impact from a nutritional product recall announced in September 2010.

The following summarizes global sales for selected products and related foreign exchange impacts compared to the prior year.

		Global Sales
Quarter Ended 9/30/10	Global	% Change vs. 3Q09
(dollars in millions)	Sales	Reported		Foreign Exchange	Operational
Pharmaceutical Products

HUMIRA	$1,679	12.6		(3.5)	16.1

TRILIPIX/TriCor	$404	22.1		—	22.1

Kaletra	$328	(7.2)		(2.4)	(4.8)

Niaspan	$225	4.7		—	4.7

Lupron	$189	(3.3)		(0.4)	(2.9)

Synthroid	$143	6.9		1.0	5.9

Nutritional Products

Pediatric Nutritionals	$679	(9.3	)(a)	1.3	(10.6)

Adult Nutritionals	$681	7.8		0.2	7.6

Medical Products

Core Laboratory Diagnostics	$753	(1.6)		(1.4)	(0.2)

Coronary Stents	$505	29.9		0.1	29.8

Diabetes Care	$318	0.1		(2.4)	2.5

Medical Optics	$254	(3.4)		0.4	(3.8)

Molecular Diagnostics	$95	16.0		(2.8)	18.8

(a) Includes impact from a nutritional product recall announced in September 2010.

The following is a summary of Abbott’s third-quarter 2010 sales for selected products.

				International
	U.S.				% Change vs. 3Q09
Quarter Ended 9/30/10		% Change				Foreign
(dollars in millions)	Sales	vs. 3Q09		Sales	Reported	Exchange	Operational
Pharmaceutical Products

HUMIRA	$757	8.1		$922	16.6	(6.6)	23.2

TRILIPIX/TriCor	$341	3.2		$63	n/m	n/m	n/m

Kaletra	$87	(23.6)		$241	0.7	(3.6)	4.3

Niaspan	$225	4.7		—	—	—	—

Lupron	$124	(3.8)		$65	(2.4)	(1.2)	(1.2)

Synthroid	$118	7.2		$25	5.6	5.7	(0.1)

Nutritional Products

Pediatric Nutritionals	$261	(19.1	)(a)	$418	(1.9)	2.2	(4.1)

Adult Nutritionals	$359	8.2		$322	7.3	0.4	6.9

Medical Products

Core Laboratory Diagnostics	$152	2.9		$601	(2.7)	(1.7)	(1.0)

Coronary Stents	$259	6.0		$246	70.5	0.2	70.3

Diabetes Care	$134	7.7		$184	(4.7)	(4.0)	(0.7)

Medical Optics	$104	8.3		$150	(10.2)	0.7	(10.9)

Molecular Diagnostics	$47	23.2		$48	9.7	(5.2)	14.9

(a) Includes impact from a nutritional product recall announced in September 2010.

n/m = Not meaningful

The following summarizes global sales for selected products and related foreign exchange impacts compared to the prior year.

		Global Sales
Nine Months Ended 9/30/10	Global	% Change vs. 9M09
(dollars in millions)	Sales	Reported	Foreign Exchange	Operational
Pharmaceutical Products

HUMIRA	$4,670	22.1	1.5	20.6

TRILIPIX/TriCor	$1,083	17.9	—	17.9

Kaletra	$914	(7.5)	1.1	(8.6)

Niaspan	$640	6.6	—	6.6

Lupron	$548	(6.2)	2.0	(8.2)

Synthroid	$395	11.6	2.5	9.1

Nutritional Products

Pediatric Nutritionals	$2,142	3.9 (a)	2.1	1.8

Adult Nutritionals	$1,925	10.3	2.0	8.3

Medical Products

Core Laboratory Diagnostics	$2,308	4.6	2.7	1.9

Coronary Stents	$1,493	25.7	2.0	23.7

Diabetes Care	$938	3.1	1.8	1.3

Medical Optics	$784	36.8	0.9	35.9

Molecular Diagnostics	$271	22.4	0.9	21.5

(a) Includes impact from a nutritional product recall announced in September 2010.

The following is a summary of Abbott’s nine months ended September 2010 sales for selected products.

				International
	U.S.				% Change vs. 9M09
Nine Months Ended 9/30/10		% Change				Foreign
(dollars in millions)	Sales	vs. 9M09		Sales	Reported	Exchange	Operational
Pharmaceutical Products

HUMIRA	$1,996	14.4		$2,674	28.5	2.8	25.7

TRILIPIX/TriCor	$937	2.0		$146	n/m	n/m	n/m

Kaletra	$252	(18.6)		$662	(2.4)	1.6	(4.0)

Niaspan	$640	6.6		—	—	—	—

Lupron	$353	(11.5)		$195	5.2	6.2	(1.0)

Synthroid	$320	9.3		$75	22.6	14.4	8.2

Nutritional Products

Pediatric Nutritionals	$905	(4.5	)(a)	$1,237	10.9	3.8	7.1

Adult Nutritionals	$1,011	6.9		$914	14.4	4.4	10.0

Medical Products

Core Laboratory Diagnostics	$444	(0.5)		$1,864	5.9	3.4	2.5

Coronary Stents	$799	4.0		$694	65.4	5.6	59.8

Diabetes Care	$384	3.3		$554	3.0	3.0	—

Medical Optics	$304	26.2		$480	44.4	1.5	42.9

Molecular Diagnostics	$134	24.4		$137	20.5	1.7	18.8

(a) Includes impact from a nutritional product recall announced in September 2010.

n/m = Not meaningful

Business Highlights

•      Completed Acquisition of Piramal’s Healthcare Solutions Business

Completed the acquisition of Piramal’s Healthcare Solutions business, propelling Abbott to market leadership in the Indian pharmaceutical market and further accelerating the company’s growth in emerging markets. Abbott expects its pharmaceutical sales in India to exceed $2.5 billion by 2020.

•      Announced Agreement to Develop and Commercialize Bardoxolone

Announced an agreement with Reata Pharmaceuticals to develop and commercialize bardoxolone methyl for the treatment of chronic kidney disease (CKD) outside the United States, excluding certain Asian markets. Bardoxolone is an oral, first-in-class anti-inflammatory (Nrf2 activator) that works by increasing the estimated glomerular filtration rate (eGFR) of the kidneys. Early clinical studies suggest bardoxolone could be a significant improvement to the current standard of care and possibly prevent patients from progressing to the later stages of the disease and dialysis. A Phase IIb study was recently completed and initiation of a global Phase III trial is targeted to begin in the coming months.

•      New Data Presented at the Transcatheter Cardiovascular Therapeutics (TCT) Meeting

Data presented from key trials at TCT reinforced the outstanding safety data supporting Abbott’s market-leading XIENCE V® Everolimus Eluting Coronary Stent System. In particular, results from both Abbott’s SPIRIT IV trial (XIENCE V compared to Boston Scientific’s TAXUS® Express2™ drug-eluting stent) and the investigator-initiated COMPARE trial (XIENCE V compared to TAXUS® Liberte®) showed that XIENCE outperformed TAXUS in key areas of safety and efficacy through two years. Abbott also announced positive nine-month results from the first 45 patients enrolled in the second stage of the ABSORB trial, and presented six-month results for all 101 patients enrolled in the second stage of the bioresorbable vascular scaffold (BVS) study. Abbott is the only company with long-term data on a complete patient set evaluating a BVS.

•      Received FDA Market Clearance for Next-Generation Contact Lens Disinfecting Solution

Received U.S. Food and Drug Administration (FDA) market clearance for RevitaLens Ocutec™, a unique next-generation multi-purpose disinfecting solution for silicone hydrogel and conventional soft contact lenses. RevitaLens Ocutec Multi-purpose Disinfecting Solution delivers high-quality disinfection and comfort for the user, with the convenience of a single bottle.

•      Announced FDA Approval for First Automated Molecular Test for HBV

Announced approval from the FDA to market the Abbott RealTime HBV assay for measuring viral load or the amount of hepatitis B virus (HBV) in a patient’s blood. It is the only approved test capable of automating HBV viral load testing from sample extraction to final results. The Abbott RealTime HBV assay is now available for laboratories that use the Abbott m2000 automated instrument system for molecular diagnostic testing.

•      Received FDA Approval for New Dosage Strengths of SIMCOR®

Received FDA approval for two new dosage strengths of SIMCOR. The new SIMCOR dosage strengths combine 40 mg of simvastatin — the most commonly prescribed dose of simvastatin — with either 500 mg or 1,000 mg of niacin extended-release. SIMCOR is the first treatment to combine Abbott’s proprietary niacin extended-release and simvastatin, the most commonly used statin.

•      Submitted Regulatory Applications for Briakinumab (ABT-874)

Submitted applications in the United States and Europe seeking regulatory approval for Abbott’s investigational IL-12/23 biologic for the treatment of psoriasis.

Abbott confirms double-digit ongoing earnings-per-share growth for 2010

Abbott is confirming its 2010 ongoing earnings-per-share guidance and raising the lower end of its previous guidance range. As a result, Abbott’s ongoing earnings-per-share guidance for full-year 2010 is now $4.16 to $4.18, excluding specified items.

Abbott forecasts specified items for the full-year 2010 of approximately $1.24 per share, primarily associated with acquisition integration, cost reduction initiatives, a litigation reserve, in-process research and development, product recall and withdrawal costs, impairment of sibutramine related intangible asset and the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $2.92 to $2.94 for the full-year 2010.

Abbott declares quarterly dividend

On Sept. 16, 2010, the board of directors of Abbott declared the company’s quarterly common dividend of 44 cents per share, an increase of 10 percent over the prior year. The cash dividend is payable Nov. 15, 2010, to shareholders of record at the close of business on Oct. 15, 2010. This marks the 347th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs nearly 90,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live third-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2009, in Item 1A, “Risk Factors,” to our quarterly report on Securities and Exchange Commission Form 10-Q for the quarter ended March 31, 2010, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended September 30, 2010 and 2009

(in millions, except per share data)

(unaudited)

	2010	2009	% Change

Net Sales	$8,675	$7,761	11.8

Cost of products sold	3,742	3,360	11.3
Research and development	1,079	676	59.7
Selling, general and administrative	2,673	2,085	28.2
Total Operating Cost and Expenses	7,494	6,121	22.4

Operating earnings	1,181	1,640	(28.0)

Net interest expense	133	97	38.8
Net foreign exchange (gain) loss	(21)	—	n/m
Other (income) expense, net	5	(328)	n/m	1)
Earnings before taxes	1,064	1,871	(43.1)
Taxes on earnings	173	391	(55.6)
Net Earnings	$891	$1,480	(39.8)

Net Earnings Excluding Specified Items, as described below	$1,632	$1,429	14.1	2)

Diluted Earnings per Common Share	$0.57	$0.95	(40.0)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.05	$0.92	14.1	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,554	1,552

1)     Other (income) expense, net in 2009 includes a favorable patent litigation settlement and ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. The patent litigation settlement has been treated as a specified item and excluded from ongoing operations.

2)     2010 Net Earnings Excluding Specified Items excludes after-tax charges of $513 million, or $0.33 per share, associated primarily with the acquisition of Solvay Pharmaceuticals, including recently announced restructuring plans, as well as cost reduction initiatives, $70 million, or $0.05 per share, for costs of a nutritional product recall and the withdrawal of sibutramine, and $158 million, or $0.10 per share, for impairment of the intangible asset related to sibutramine.

2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $178 million, or $0.11 per share, relating to a patent litigation settlement. This was partially offset by after-tax charges of $127 million, or $0.08 per share, primarily for integration and cost reduction initiatives.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended September 30, 2010 and 2009

(in millions, except per share data)

(unaudited)

	2010	2009	% Change

Net Sales	$25,199	$21,975	14.7

Cost of products sold	10,620	9,425	12.7
Research and development	2,667	1,997	33.6
Acquired in-process research and development	75	—	n/m
Selling, general and administrative	7,579	6,181	22.6
Total Operating Cost and Expenses	20,941	17,603	19.0

Operating earnings	4,258	4,372	(2.6)

Net interest expense	319	287	10.8
Net foreign exchange (gain) loss	8	29	(71.6)
Other (income) expense, net	(14)	(1,315)	n/m	1)
Earnings before taxes	3,945	5,371	(26.5)
Taxes on earnings	760	1,164	(34.7)
Net Earnings	$3,185	$4,207	(24.3)

Net Earnings Excluding Specified Items, as described below	$4,476	$3,960	13.0	2)

Diluted Earnings per Common Share	$2.04	$2.70	(24.4)	3)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$2.87	$2.54	13.0	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,556	1,553

1)     Other (income) expense, net, in 2009 includes the derecognition of a contingent liability and a favorable patent litigation settlement. These items have been treated as specified items and excluded from ongoing operations. 2010 and 2009 also include ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture.

2)     2010 Net Earnings Excluding Specified Items excludes after-tax charges of $689 million, or $0.44 per share, associated primarily with the acquisition of Solvay Pharmaceuticals, including recently announced restructuring plans, as well as cost reduction initiatives, $115 million, or $0.07 per share, for the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation, $75 million, or $0.05 per share, relating to acquired in-process research and development related to the Neurocrine collaboration, $106 million, or $0.07 per share, for a litigation reserve, $60 million, or $0.04 per share, for specific health care reform impact on deferred tax assets, $88 million, or $0.06 per share, for costs of a nutritional product recall and the withdrawal of sibutramine, and $158 million, or $0.10 per share, for impairment of the intangible asset related to sibutramine.

2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $505 million, or $0.32 per share, relating to the derecognition of a contingent liability that was recorded in connection with the conclusion of the TAP joint venture and an after-tax gain of $178 million, or $0.11 per share, relating to a patent litigation settlement. This was partially offset by $122 million, or $0.08 per share, primarily relating to costs associated with the acquisition of Advanced Medical Optics, $78 million, or $0.05 per share, for litigation settlements and $236 million, or $0.14 per share, for cost reduction initiatives and costs associated with a delayed product launch.

3)     Effective January 1, 2009, Abbott adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which requires the allocation of net earnings between common shareholders and participating securities holders when computing earnings per share. As a result, net earnings allocated to common shares for the nine months ended September 30, 2010 and 2009 was $3.177 billion and $4.196 billion, respectively.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)         What drove the growth of Worldwide Pharmaceutical sales?

A1)         Worldwide Pharmaceutical sales increased 21.7 percent, including an unfavorable 1.6 percent effect of exchange rates, driven by strong international pharmaceutical sales growth of approximately 30 percent. Sales in the quarter reflected a contribution from the Solvay acquisition, which closed in February 2010.

Growth in the quarter was led by HUMIRA, with global operational sales growth of 16.1 percent, which excludes an unfavorable 3.5 percent effect of exchange rates. International operational sales growth for HUMIRA was 23.2 percent, which excludes an unfavorable 6.6 percent effect of exchange rates. International anti-TNF market growth trends remain strong, and HUMIRA maintains a market-leading position in many of the international markets. Global lipid franchise sales growth was 22 percent, including the international TriCor sales contribution from the Solvay acquisition. U.S. growth in both the TRILIPIX/TriCor franchise and Niaspan exceeded the growth rate of the overall cholesterol market.

Q2)         What drove the performance in Worldwide Vascular, Worldwide Nutritional and Worldwide Diagnostics sales?

A2)         Double-digit growth in Worldwide Vascular sales was driven by international vascular sales growth of approximately 40 percent. Abbott holds the number-one global position in drug-eluting stents, metallic stents and guidewires. Abbott’s drug-eluting stent franchise, which includes XIENCE V and XIENCE PRIME, continues to perform well, including strong international performance in Europe and Japan.

Worldwide Nutritional products sales decreased 1.5 percent, including a favorable 0.8 percent impact from exchange. Growth in the United States during the quarter was negatively impacted by product returns and lower shipments resulting from an infant nutrition recall that was announced in September. Excluding the recall, U.S. nutritionals sales growth would have been in the high-single digits. International nutritional sales growth was impacted by a difficult comparison to the prior year due to new product launches that occurred in the third quarter of 2009 in many international markets.

Growth in Worldwide Diagnostics was driven by high-single digit growth in U.S. diagnostics sales, with continued double-digit growth in Abbott’s Molecular and Point of Care diagnostics businesses.

Questions & Answers (continued)

Q3)         What drove the strong increase in the third-quarter gross margin ratio?

A3)         The gross margin ratio before and after specified items is shown below (dollars in millions):

	3Q10
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$3,742	$4,933	56.9%
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$(141)	$141	1.6%
Product recall/withdrawal costs	$(84)	$84	0.9%
Impairment of sibutramine intangible asset	$(189)	$189	2.2%
As adjusted	$3,328	$5,347	61.6%

The adjusted gross margin ratio of 61.6 percent was above Abbott’s previous forecast and increased significantly from the prior year when the adjusted gross margin ratio was 57.1 percent. This increase was driven by strong performance across several businesses, including vascular, pharmaceuticals, diabetes and diagnostics, as well as a favorable impact from foreign exchange rates.

Q4)         What drove SG&A and R&D investment in the quarter?

A4)         In the third quarter, both SG&A and R&D investment increased strong double-digits, reflecting Abbott’s continued investment in programs to drive future growth, as well as increases associated with the addition of Solvay Pharmaceuticals. Ongoing R&D expense as a percentage of sales was 10.6 percent, reflecting continued investment in Abbott’s broad-based pipeline, including programs in vascular devices, immunology, neuroscience, oncology and HCV.

Q5)         What was the tax rate for the third-quarter 2010?

A5)         The ongoing tax rate this quarter was 16.3 percent, in line with Abbott’s previous forecast.

Questions & Answers (continued)

Q6)         How did specified items affect reported results?

A6)         Specified items impacted third-quarter results as follows:

	3Q10
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported (GAAP)	$1,064	$891	$0.57
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$611	$513	$0.33
Product recall/withdrawal costs	$84	$70	$0.05
Impairment of sibutramine intangible asset	$189	$158	$0.10
As adjusted	$1,948	$1,632	$1.05

Restructuring/integration (acquisitions/cost reductions) is associated with acquisition closing, restructuring, and integration costs, primarily the recently announced Solvay Pharmaceuticals integration actions. This item also includes cost reduction initiatives to improve efficiencies, primarily related to previously announced efforts in the core laboratory diagnostic business.

Product recall/withdrawal costs relate to a nutritional product recall and voluntary withdrawal of sibutramine in the United States, Canada, Australia and other countries, including inventory destruction and other related expenses. Impairment of sibutramine intangible asset relates to the non-cash write-off of the remaining balance of an intangible asset attributed to the product at time of the acquisition.

The impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	3Q10
	Cost of Products Sold	R&D	SG&A	Other (Income)/ Expense
As reported (GAAP)	$3,742	$1,079	$2,673	$5
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$(141)	$(163)	$(303)	$(4)
Product recall/withdrawal costs	$(84)	—	—	—
Impairment of sibutramine intangible asset	$(189)	—	—	—
As adjusted	$3,328	$916	$2,370	$1

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline?

A7)         Across its businesses, Abbott has more than 350 clinical trials underway and expects to deliver more than 75 new products or indications over the next five years. Following are select highlights from breakthrough research across both pharmaceuticals and medical products pipelines:

•      Oncology

•      Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies. Abbott currently has nine new molecular entities in human trials.

•      The oncology pipeline includes: ABT-263, a Bcl-2 family protein antagonist; ABT-869, a multi-targeted kinase inhibitor; and ABT-888, a PARP-inhibitor that is on track to move into Phase III development for breast cancer early next year. Additionally, Abbott is evaluating a number of promising mechanisms in its pre-clinical pipeline, including work on an early stage cMET antibody biologic for cancer.

•      The acquisition of Facet Biotech brought several oncology collaborations, including early-and mid-stage compounds that are being studied for difficult to treat types of cancer, including multiple myeloma and chronic lymphocytic leukemia.

•      Neuroscience / Pain

•      Abbott is conducting innovative research in neuroscience, where it has developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions to address conditions such as Alzheimer’s disease and schizophrenia. Abbott has eight new molecular entities in clinical trials for conditions such as schizophrenia, pain, Alzheimer’s disease and multiple sclerosis (MS). This includes three compounds in Phase II for Alzheimer’s.

•      Abbott’s neuroscience pipeline also includes a novel, next-generation antibody, daclizumab, which recently entered into Phase III development for relapsing remitting MS (RRMS), the most common form of the disease.

•      Abbott is also pursuing compounds that could provide relief across a broad spectrum of pain states, such as chronic back pain, postoperative pain and cancer pain.

•      Women’s Health

•      The recent collaboration agreement with Neurocrine to develop and commercialize elagolix for the treatment of endometriosis-related pain brings Abbott a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) antagonist. A Phase IIb study in endometriosis was recently completed.

•      Chronic Kidney Disease

•      Abbott announced an agreement to collaborate with Reata Pharmaceuticals on the development of bardoxolone, an investigational treatment for chronic kidney disease (CKD). Bardoxolone is a first-in-class anti-inflammatory that activates Nrf2, a pathway involved in the progression of CKD. A Phase IIb study was recently completed and initiation of a global Phase III trial is targeted to begin in the coming months.

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)         (continued)

•      Immunology

•      Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for its continuing research in immunology. In its pipeline, Abbott continues to explore additional indications for HUMIRA, and recently submitted regulatory applications in the United States and Europe for ABT-874, an anti-IL 12/23 biologic for psoriasis. Abbott is also working to advance development of its early discovery programs, including oral DMARD therapies, as well as other potential biologic targets.

•      Additionally, Abbott’s proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease.

•      Hepatitis C

•      Abbott’s antiviral program is focused on the treatment of hepatitis C (HCV), a disease that affects more than 180 million people worldwide, with approximately three to four million people newly infected each year. Abbott’s broad-based HCV development programs include its partnership with Enanta Pharmaceuticals to discover protease inhibitors, as well as its internal programs focused on additional viral targets, including polymerase inhibitors.

•      Abbott currently has three HCV compounds in clinical trials, including a protease inhibitor, a polymerase inhibitor and an NS5A inhibitor. Abbott is well positioned to explore combinations of these compounds, a strategy with the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•      Molecular Diagnostics

•      Abbott expects to launch more than 12 new molecular diagnostic products over the next two to three years, including several novel oncology and infectious disease assays, as well as improved instrument systems. Abbott received approval from the U.S. Food and Drug Administration (FDA) to market the Abbott RealTime HBV assay for measuring viral load or the amount of hepatitis B virus in a patient’s blood, as well as, a new sensitive molecular diagnostic test and instrument to simultaneously detect two of the nation’s most prevalent sexually transmitted diseases, gonorrhea and chlamydia.

•      Diagnostics

•      In 2010, Abbott has launched a number of key assays on its ARCHITECT immunochemistry platform, which will significantly broaden its industry-leading menu. These tests include assays to assess Chagas disease, ovarian cancer, acute kidney injury and HIV.

•      Abbott expects to launch several more products this year and also has several next generation instrument systems for hematology, immunochemistry and blood screening in development.

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)         (continued)

•      Vascular Devices

•      Abbott has the industry’s most robust vascular pipeline and expects to deliver more than 10 coronary technologies over the next five years. Abbott is working on well-staged incremental advances, and truly game-changing technologies that have the ability to restate the market.

•      MitraClip — Presented additional data from the pivotal trial, EVEREST II, at the TCT conference, which continued to demonstrate the safety and sustained meaningful clinical benefits of the therapy for the treatment of mitral regurgitation. Abbott’s MitraClip system is on the market in Europe and is currently under review for approval by the FDA.

•      XIENCE PRIME — Abbott’s next-generation drug eluting stent (DES) that capitalizes on the proven attributes of XIENCE V while offering a novel stent design and a modified delivery system for improved deliverability. XIENCE PRIME is on the market in Europe, and is in clinical trials in the United States with an expected launch in 2012.

•      XIENCE Nano — XIENCE V for small vessels is in clinical trials in the United States. This 2.25 mm diameter stent was launched in Europe in 2008, and is expected to launch in the United States in 2011.

•      “Thinman” DES — Abbott is developing an ultra thin DES, which would be the thinnest DES on the market at the time of launch. Thin stent struts are designed to improve clinical outcomes by reducing vessel injury upon deployment, enabling faster healing and improving deliverability in complex anatomy.

•      Bioresorbable Vascular Scaffold (BVS) — Abbott is developing a BVS that is gradually resorbed into the vessel wall — much like sutures are resorbed after healing a wound — with the potential to restore full vessel motion. Abbott has the most advanced BVS clinical program in the industry.

•      Core Coronary products — Abbott is continuing to expand its position in the more than $2 billion core coronary market, recently launching a next-generation frontline balloon dilatation catheter in Europe. Abbott plans to launch several new balloons in Europe and the United States over the next year. In addition, Abbott has a new line of guide wires in development.

•      Vision Care

•      Abbott expects more than 20 new products and technology advancements over the next five years, including the launch of a new contact lens solution that is underway in Europe and the United States. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery, and is developing new diagnostic instruments and treatments to improve visual outcomes. Abbott also continues to expand its premium and standard intraocular lenses (IOL), including Synchrony, its next-generation IOL approved in Europe and other countries around the world. Synchrony is currently under FDA review in the United States.

###